EXHIBIT 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement is dated July 8, 2020 and is between Douglas B. Woodworth (“Executive”) and Steel Services Ltd. (the “Company”).
Reference is made to the March 12, 2019 Employment Agreement between Executive and the Company as previously amended on April 15, 2020 and April 30, 2020 (the “Agreement”). The purpose of this Third Amendment is to amend the Agreement to provide for a Base Salary Reduction (defined below). Defined terms used in this Third Amendment and not defined shall be as defined in the Agreement.
1.Base Salary Reduction. The Company shall reduce Executive’s Base Salary to $361,200 effective July 1, 2020 (the “Base Salary Reduction”). Subject to Section 2 below, Executive acknowledges and agrees that: (a) the Base Salary Reduction is not a salary deferral; (b) the Base Salary Reduction shall not constitute “Good Reason” under the Agreement with respect to a material decrease in Base Salary; (c) Executive waives any and all rights to terminate his employment for “Good Reason” pursuant to Section 5(a) of the Agreement relating to the Base Salary Reduction; and (d) Executive waives all claims against the Company relating to the Base Salary Reduction.

2.Failure to Rescind Base Salary Reduction. Notwithstanding anything herein to the contrary, in the event the Company does not fully rescind the Base Salary Reduction on or before September 1, 2020: (a) Executive shall be entitled to claim that the Base Salary Reduction does constitute “Good Reason” under the Agreement with respect to a material decrease in Base Salary; (b) Executive shall be entitled to terminate his employment for “Good Reason” pursuant to Section 5(a) of the Agreement; and (c) any and all of Executive’s potential claims against the Company relating to the Base Salary Reduction that Executive waived pursuant to Section 1(d) above shall be revived.

3.Calculation of Executive’s Severance Payment. In the event after July 1, 2020, Executive becomes eligible for a Severance Payment because Executive’s employment with the Company is terminated pursuant to Section 5(a) of the Agreement, the Company shall calculate Executive’s Base Salary for the Severance Payment on the basis of the greater of: (i) Executive’s Base Salary on the date of the termination of Executive’s employment with the Company or (ii) Executive’s Base Salary immediately prior to the Effective Date of the First Amendment to Employment Agreement.

4.Headings. The headings of the sections contained in this Third Amendment are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Third Amendment or the Agreement.

5.Counterparts. This Third Amendment may be executed in counterparts, and such counterparts shall be considered as part of one agreement. A signed copy of this Third Amendment delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Third Amendment.

6.Miscellaneous Provisions. Executive and the Company acknowledge and agree that: (i) except as modified by this Third Amendment, the Agreement and all terms and conditions thereof shall remain in full force and effect; (ii) the covenants, agreements, terms and conditions contained in this Third Amendment shall bind and inure to the benefit of the parties hereto and, except as may otherwise be provided in the Agreement, as hereby modified and supplemented, their respective legal successors and assigns; and (iii) this Third Amendment may not be changed orally but only by a writing signed by both parties.

“COMPANY”

STEEL SERVICES LTD.

By: /s/ Pete Marciniak

Title: Senior Vice President Human Resources

“EXECUTIVE”

/s/ Douglas B. Woodworth
Douglas B. Woodworth